Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-4 of our report dated March 27, 2026, with respect to the financial statements of Avalanche Treasury Company LLC included in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ CBIZ CPAs P.C.

Marlton, New Jersey

March 27, 2026